UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

 CURRENT REPORT

Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 3, 2012

GLYECO, INC.
(Exact Name of Registrant as Specified in Its Charter)

Nevada	000-30396	45-4030261
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4802 East Ray Road, Suite 23-196 Phoenix, Arizona		85044
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code: (866) 960-1539

N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

As previously reported by GlyEco, Inc., a Nevada corporation (the “Company”), on a Current Report on Form 8-K filed by the Company with the Securities and Exchange Commission (the “Commission”) on May 31, 2012, the Company entered into a preliminary agreement (the “Preliminary Agreement”) with Renew Resources, LLC, a South Carolina limited liability company (“Renew Resources”), dated May 28, 2012, pursuant to which the Company agreed to purchase from Renew Resources all of its glycol-related assets, free and clear of any liabilities or encumbrances, contingent, in part, on the Company and Renew Resources completing a comprehensive asset purchase agreement (the “Acquisition”).

On October 3, 2012, GlyEco Acquisition Corp. #5, an Arizona corporation and wholly-owned subsidiary (“Acquisition Sub”) of the Company, entered into an Asset Purchase Agreement (the “Agreement”) with Renew Resources and Mr. Todd M. Bernard, the selling principal of Renew Resources (the “Selling Principal”).  The Agreement supersedes the terms of the Preliminary Agreement.

Renew Resources operates a business located in Rock Hill, South Carolina, involving the collection and recycling of several types of waste material, including waste glycol.  The Agreement concerns Renew Resources’ waste glycol recycling business, relating to the processing of used glycol steams, primarily used antifreeze, and selling glycol as remanufactured product.

Pursuant to the Agreement, Acquisition Sub has agreed to purchase on October 26, 2012, or on such later date as agreed upon by the parties (the “Closing”), all of the glycol-related assets of Renew Resources, free and clear of any liabilities or encumbrances, consisting of Renew Resources’ personal property (equipment, tools, machinery, furniture, supplies, materials, and other tangible personal property), inventory, intangible property, contractual rights, books and records, intellectual property, accounts receivable (excluding trade accounts receivable equal to or greater than 90 days), goodwill, and miscellaneous assets.

The Agreement states that the aggregate purchase price (the “Purchase Price”) for the Assets shall be $325,000, consisting of a cash payment of $15,000 (the “Cash Payment”), 275,000 unregistered shares (the “Shares”) of the Company’s common stock (the “Common Stock”), subject to adjustment, at an agreed upon value of $1.00 per Share, and assumption of debt in an amount of $35,000.  The Cash Payment is based on Renew Resources having a Net Working Capital (as defined in the Agreement) of $15,000 at Closing.  The Agreement states that the Cash Payment shall be decreased to the extent that Renew Resources’ Net Working Capital is less than $15,000 at Closing.  If, however, Renew Resources’ Net Working Capital is greater than $15,000 at Closing, the Company has agreed to pay the full amount of such overage within 15 business days of the Closing.

At the Closing, the Company will pay or cause to be paid to Renew Resources the Cash Payment and 200,000 Shares, and the Company will satisfy or otherwise assume from Renew Resources $35,000 in debt.  The Company will also place 75,000 Shares in escrow (“Escrow”) to secure the obligations, representations and warranties and indemnification obligations of Renew Resources and the Selling Principal under the Agreement and Ancillary Documents (as defined in the Agreement).  Shares may be cancelled and retained by the Company from the Escrow, from time-to-time (on a one Share basis for each dollar liability) in connection with any liabilities indemnified by Renew Resources or Selling Principal pursuant to the terms and conditions of the Agreement and the Ancillary Documents.  Any Shares remaining in Escrow, after adjustments permitted under the Agreement, on the first anniversary of the Closing, shall be released and delivered to the extent there remain no further liabilities for which the Company has notice that would be covered by the indemnification obligations under the Agreement.

The Agreement also provides that on the Closing Date, the Company will enter into (i) an employment letter with the Selling Principal pursuant to which the Selling Principal shall serve as the General Manager of Acquisition Sub at an agreed upon salary and bonus structure, and (ii) a lease agreement pursuant to which the Company shall lease the real property where Renew Resources’ business operations are being conducted.  The terms of the employment letter and lease agreement will be finalized by the Closing.

The consummation of the Acquisition is subject to the satisfaction or waiver of customary representations and warranties by the parties to the Agreement, and the preparation and delivery of disclosure schedules and other documentation by the parties to the Agreement.

The foregoing description of the Agreement is qualified in its entirety by reference to the Asset Purchase Agreement, a copy of which is filed as an exhibit to this Form 8-K and incorporated by reference into this Item 1.01.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number:	Description of Exhibit:
10.1
Asset Purchase Agreement, dated October 3, 2012, by and among Renew Resources, LLC (the Seller), Todd M. Bernard (the Selling Principal), GlyEco Acquisition Corp. #5, an Arizona corporation and wholly-owned subsidiary of GlyEco, Inc. (the Buyer).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

GLYECO, INC.

Dated: October 9, 2012	By:	/s/ John Lorenz
John Lorenz President and Chief Executive Officer, Director (Principal Executive Officer)